EXHIBIT 5.1

September 22, 2026

Alaunos Therapeutics, Inc.

501 E. Las Olas Blvd., Suite 300

Fort Lauderdale, FL 33301

Re: Registered Direct Offering Pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Alaunos Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Securities Purchase Agreement dated September 18, 2026 (the “Purchase Agreement”), by and between the Company and the purchasers signatories thereto (the “Purchasers”), relating to the issuance and sale by the Company to the Purchasers of (i) 380,469 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 386,654 shares of Common Stock.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	The Third Amended and Restated Certificate of Incorporation of the Company, as amended;

2.	The Amended and Restated Bylaws of the Company;

3.	The Purchase Agreement;

4.

Registration Statement on Form S-3 ((File No. 333-289748) filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 7, 2025, in the form in which it became effective on November 27, 2025 (the “Registration Statement”) pursuant to the Securities Act;

5.

The prospectus supplement dated September 18, 2026, filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated November 7, 2025;

6.	The placement agent agreement by and between the Company and Dawson James Securities, Inc. dated September 18, 2026; and

7.	Minutes of a meeting of the Board of Directors of the Company approving the Purchase Agreement and the transactions contemplated thereby.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

1185 Avenue of the Americas | 26th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFC.LAW

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that: (A) when the Shares have been delivered to and paid for by the Purchasers as contemplated by the Purchase Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable; and (B) the Pre-Funded Warrants constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability and upon exercise, the Common Stock when issued and delivered by the Company against payment therefor in accordance with the terms of the Pre-Funded Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas | 26th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFC.LAW